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                                                                   Exhibit 99.1

            Jim Flanagan, (617) 487-2131


              PRIMARK CORPORATION ACQUIRES LONDON BASED ICV LIMITED

       LEADING PROVIDER OF REAL-TIME U.K. EQUITY INFORMATION IS LATEST TO
             JOIN GROWING PRIMARK INFORMATION SERVICES ORGANIZATION

WALTHAM, MA, October 24, 1996 -- Primark Corporation (NYSE/PSE: PMK) announced today that it has acquired ICV Limited, the leading provider of U.K. real-time quote information and news within the United Kingdom. The purchase price consisted of 2.2 million shares of Primark common stock plus approximately $37.3 million in cash and $8.3 million in notes.

ICV, a rapidly growing company, supplies a variety of real-time data and news products to equity traders and investors in London and throughout the United Kingdom. Since acquiring the London Stock Exchange "Topic" customer base in 1993, ICV has grown to the number one market position in domestic U.K. equities, serving over 9,000 terminals. The latest ICV product-- Topic3 Trader-- provides full electronic linkage between investment houses and the London Stock Exchange.

"The acquisition of ICV represents Primark's entry into the real-time data and news business and gives us a good start toward building a global equities product. At the same time, ICV will become a channel to provide all of Primark's financial information products to equity traders," said Joseph E. Kasputys, Primark's chairman and CEO. "Our other financial information companies can also improve their products by offering real-time data and news with the historical financial information and software they currently supply," he added.

Christopher Sharples and David Taylor, the chairman and CEO of ICV Limited, respectively, will have the additional responsibility for the corresponding posts at Datastream, also based in London. "In the U.K. alone, ICV and Datastream have combined revenues of over $100 million annually," said Joseph E. Kasputys. Having these two operations within Primark under an entrepreneurial and experienced U.K. management team, enables us to effectively utilize their capabilities to deliver integrated real-time and historical financial information products.



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Following a transition period, Ira Herenstein, the current Datastream managing director, will move to a new Primark position and shift his focus to the effective positioning and marketing of Primark's financial information capabilities in the United States. "After Primark acquired Datastream, Ira did an outstanding job of establishing its presence in the United States," said Kasputys. "Since the middle of last year, he has managed all of Datastream, establishing the foundation for the new initiatives that lie ahead."

"We viewed Primark as a unique company, with many leading financial information businesses, but with limited real-time data. Working together we can provide the full spectrum of financial products to equity traders, analysts and investors," said David Taylor, ICV's chief executive officer. "ICV has successfully integrated data, news, technology and user focused software to become the leading firm in U.K. equity information. Primark's vision and business strategy of combining data content and superior technology as a strategic strength seemed to be a natural for us," he added.

Primark Corporation, headquartered in Waltham, Massachusetts, is a $600 million global provider of information technology solutions, combining advanced software and applications with some of the most accurate, timely and comprehensive databases in the world. The company, through its subsidiaries, targets the data-intensive financial, government, weather and communications/computer information markets.




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